Filed pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	File Number 333-171365
(To Prospectus Dated January 14, 2011)

$310,000,000 principal amount of its 9.5% First Priority Senior Secured Notes due 2018,

which have been registered under the Securities Act,

for any and all of its outstanding 9.5% First Priority Senior Secured Notes due 2018

(CUSIP Nos. 00439T AD9, U0045X AB7 and 00439T AF4)

This prospectus supplement supplements the prospectus dated January 14, 2011, relating to our offer to exchange our new registered 9.5% First Priority Senior Secured Notes due 2018 for our currently outstanding 9.5% First Priority Senior Secured Notes due 2018.

This prospectus supplement incorporates into the Company’s prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on February 1, 2011.

You should read this prospectus supplement in conjunction with the accompanying prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the accompanying prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the accompanying prospectus.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 21 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 2, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2011

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On February 1, 2011, Accuride Corporation (“Accuride”) announced that William M. Lasky resigned as Interim President and Chief Executive Officer, effective as of January 31, 2011.  Mr. Lasky retains his position as Chairman, and will remain on the Board of Directors.

(c)           On February 1, 2011, Accuride announced that Richard F. Dauch was appointed as President and Chief Executive Officer and as a member of the Board of Directors.  In connection with such appointment Accuride entered into a letter agreement with Mr. Dauch (a copy of which is attached as Exhibit 10.1) pursuant to which he will receive the following compensation:

•                  Annual base salary of $625,000

•                  Participation in Accuride’s Annual Incentive Compensation Plan at a target payout of 100% of base salary

•                  Long-term incentive grants with a value equal to 165% of base salary with pro rata three year vesting

•                  An initial restricted stock unit (RSU) grant equal to $1,000,000 divided by the trailing 5 day average closing prices for Accuride’s common stock ending on February 1, 2011.  This RSU grant will vest over three years, with 50% vesting after year one, and 25% vesting each of the following two years.

•                  Reimbursement for certain legal fees as provided in the letter agreement.

•                  Relocation assistance under Accuride’s Tier I relocation program

•                  Standard employee benefits

Mr. Dauch also entered into a Severance and Retention Agreement (a copy of which is attached as Exhibit 10.2) which provides severance in the event his employment is terminated without cause or he terminates employment for good reason.  The amount of severance is:

•                  If the termination is prior to a change in control, an amount equal to one year’s base salary and a pro rata bonus for the year of termination payable in a lump sum, plus 18 months continued disability, accident, dental and group health insurance benefits at the same cost as active employees.

•                  If the termination is within 18 months following a change in control, (a) an amount equal to 200% of his base salary plus 200% of the greater of (i) the annual bonus payable under annual incentive plan based on annualized performance through the date of termination, or (ii) the average annual bonus paid during the three years preceding termination payable in a lump sum, and (b) 18 months continued disability, accident, dental and group health insurance benefits at the same cost as active employees.

All severance payments are subject to his execution of a valid release of claims.

A copy of the press release containing the announcements mentioned in this Form 8-K is filed as Exhibit 99.1 to this report.

Mr. Dauch, age 50, has been President and Chief Executive Officer of Acument Global Technologies, Inc. since June 2, 2008.  Prior to that he served as Executive Vice President of Worldwide Manufacturing of American Axle & Manufacturing, Inc. (AAM). In addition to serving as president of the Metal Formed Products Division, Mr. Dauch held a number of functional leadership roles within AAM during his 13-year tenure with the company, including Director of Strategic Planning, Vice President of Sales & Marketing, and Vice President of Investor Relations & Financial Planning.   Acument is not a parent, subsidiary or other affiliate of Accuride.  Mr. Dauch does not have any family relationships with any of Accuride’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

2

Item 5.03.              Amendments to Articles of Incorporation or Bylaws.

Effective February 1, 2011, upon commencement of Mr. Dauch’s employment with Accuride, the Amended and  Restated Bylaws of the Company (a copy of which is attached as Exhibit 3.1) were amended by the Board of Directors to increase the number of directors on the Board of Directors from seven to eight..

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Accuride Corporation, dated February 1, 2011.

10.1	Letter Agreement dated January 14, 2011 between Accuride and Richard F. Dauch.

10.2	Severance and Retention Agreement dated February 1, 2011 between Accuride and Richard F. Dauch.

99.1	Press release issued by Accuride on February 1, 2011 announcing the hiring of Richard F. Dauch.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION
Date:	February 1, 2011	/s/ Stephen A. Martin
Stephen A. Martin
Senior Vice President / General Counsel

4

Exhibit 3.1

AMENDED AND RESTATED BYLAWS

OF

ACCURIDE CORPORATION

(A DELAWARE CORPORATION)

(February 1, 2011)

i

ii

AMENDED AND RESTATED

BYLAWS

OF

ACCURIDE CORPORATION

(A DELAWARE CORPORATION)

ARTICLE I.
OFFICES

Section 1.1                                   Offices.  In addition to the Corporation’s registered office in the State of Delaware, as provided for in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.
CORPORATE SEAL

Section 2.1                                   Corporate Seal.  The corporate seal shall consist of a die bearing the name of the Corporation and the inscription, “Corporate Seal-Delaware.”  Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III.
STOCKHOLDERS’ MEETING

Section 3.1                                   Place of Meetings.  Meetings of the stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors.  The Board of Directors may determine that the meeting shall not be held at any place, but instead shall be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

Section 3.2                                   Annual Meeting.  To the extent required by applicable law, an annual meeting of stockholders of the Corporation shall be held each year at such date and time designated by the Board of Directors.  At each annual meeting of stockholders, directors shall be elected and any other proper business may be transacted.

Section 3.3                                 Notice of Business to be Brought Before a Meeting.

(a)                                    At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be (i) brought before the meeting by the Corporation and specified in the notice of meeting given by or at the direction of the Board of Directors, (ii) brought before the meeting by or at the direction of the Board of Directors, including by any committees or persons appointed by the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 3.3 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 3.3 as to such business.  Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders.  Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 3.5.  Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 3.4, and this Section 3.3 shall not be applicable to nominations except as expressly provided in Section 3.4.

(b)                                   Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation, (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 3.3, (iii) if the stockholder or the beneficial owner, if different, on whose behalf such business is proposed, has provided the Corporation with a Solicitation Notice (as defined in Section 3.3(c)), deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal and must have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided to the Corporation, not solicit proxies in support of such proposal.  To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety days nor more than one hundred twenty days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).  In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)                                    To be in proper form for purposes of this Section 3.3, a stockholder’s notice to the Secretary shall set forth:

(1)                            As to each Proposing Person (as defined below in this Section 3.3(c)), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Persons, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; and (C) whether such Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal (an affirmative statement of such intent, a “Solicitation Notice”) (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Stockholder Information”);

(2)                            As to each Proposing Person, (A) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which such Synthetic Equity Interests shall be disclosed without regard to whether (x) such derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (B) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (C) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”), (D) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any, and (E) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a

Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(3)                            As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder.

For purposes of this Section 3.3, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner.

(d)                                   A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.3 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (or, if not practicable, on the first practicable date prior to such adjourned or postponed meeting) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(e)                                    Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with this Section 3.3.  The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 3.3, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)                                      This Section 3.3 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act.  In addition to the requirements of this Section 3.3 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business.  Nothing in this Section 3.3 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)                                   For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 3.4                                 Notice of Nominations for Election to the Board of Directors.

(a)                                    Except as may be provided in the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons appointed by the Board of Directors, or (ii) by a stockholder who (A) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 3.4 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 3.4 as to such nomination.  The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b)                                   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (i) provide Timely Notice (as defined in Section 3.3) thereof in writing and in proper form to the Secretary of the Corporation, (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 3.4, (iii) if the stockholder or the beneficial owner, if different, on whose behalf any such nomination is proposed to be made, has provided the Corporation with a Solicitation Notice (as defined in Section 3.3(c)), deliver a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder and must have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided to the Corporation, not solicit proxies in connection with such nominations.  Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof (as described below) in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 3.4, (iii) if the stockholder or the beneficial owner, if different, on whose behalf any such nomination is proposed to be made, has provided the Corporation with a Solicitation Notice (as defined in Section 3.3(c)), deliver a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder and must have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided to the Corporation, not solicit proxies in connection with such nominations.  To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth day prior to such special meeting and not later than the ninetieth day prior to such special meeting or, if later, the tenth day following the day on which public disclosure (as defined in Section 3.3) of the date of such special meeting was first made.  In no event shall any adjournment of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c)                                    To be in proper form for purposes of this Section 3.4, a stockholder’s notice to the Secretary shall set forth:

(1)                            As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 3.3(c)(1), except that for purposes of this Section 3.4: (A) the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 3.3(c)(1)) and (B) a Solicitation Notice shall be provided with respect to whether the Nominating Person intends to deliver a proxy statement and form of proxy to holders of at least a percentage of the Corporation’s shares reasonably believed by such Nominating Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Nominating Person;

(2)                            As to each Nominating Person, any Disclosable Interests (as defined in Section 3.3(c)(2), except that for purposes of this Section 3.4 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 3.3(c)(2) and the disclosure in clause (E) of Section 3.3(c)(2) shall be made with respect to the election of directors at the meeting);

(3)                            As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 3.4 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, or his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

(4)                            The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or the applicable listing requirements of any securities exchange on with the Corporation’s capital stock is listed for trading or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of this Section 3.4, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any affiliate or associate of such stockholder or beneficial owner.

(d)                                   A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.4 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (or, if not practicable, on the first practicable date prior to such adjourned or postponed meeting) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(e)                                    Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 3.4.  The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 3.4, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

(f)                                      In addition to the requirements of this Section 3.4 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

Section 3.5                                   Special Meetings.  Except as may be provided in a resolution or resolutions of the Board of Directors providing for any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or by the Secretary upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.  Stockholders shall not be permitted to call special meetings, or propose business to be brought before a special meeting, and the only matters that may be considered at any special meeting of the stockholders are the matters specified in the notice of the meeting given by or at the direction of the person calling the meeting pursuant to this Section 3.5.

Section 3.6                                 Notice of Meetings.

(a)                                    Notice.  Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, written, printed or electronic notice stating the place, if any, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be prepared and delivered by the Corporation not less than ten nor more than sixty days before the date of the meeting, either personally, by mail, or in the case of stockholders who have consented to such delivery, by electronic transmission (as such term is defined in the DGCL), to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, such notice to specify the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting.

(b)                                   Notice Deemed Received.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at such address as it appears on the records of the Corporation.  Notice given by electronic transmission shall be effective (i) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (ii) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice; (iii) if by posting on an electronic network together with a separate notice of such posting, upon the later to occur of the posting or the giving of separate notice of the posting; or (iv) if by other form of electronic transmission, when directed to the stockholder in the manner consented to by the stockholder.

(c)                                    Waiver of Notice. Notice of the date, hour and place, if any, and, if applicable, the purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any such stockholder’s attendance at the meeting in person, by remote communication, if applicable, or by proxy, except if the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

(d)                                   Postponement; Cancellation.  Any previously scheduled meeting of stockholders may be postponed, and, unless otherwise prohibited by applicable law or the Certificate of Incorporation, may be cancelled by resolution duly adopted by a majority of the Board of Directors, upon public notice given prior to the date previously scheduled for such meeting of stockholders.

Section 3.7                                   Quorum and Adjournment.  Unless otherwise provided in the Certificate of Incorporation or these Bylaws or required by applicable law, holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote at the meeting, voting together as a single class, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders.  If such quorum is not so present or represented at any meeting of stockholders, then the chairman of the meeting or the holders of a majority in voting power of the shares present in person or represented by proxy at the meeting, voting stogether as a single class, shall have power to adjourn the meeting from time to time until a quorum is so present or represented. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, of such adjourned meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At such adjourned meeting at which a quorum is so present or represented, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.  If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall also fix a new record date for determining the stockholders entitled to notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 3.8                                   Voting.  Each stockholder shall be entitled to that number of votes for each share of capital stock held by such stockholder as set forth in the Certificate of Incorporation.  In all matters, other than the election of directors and except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any stock exchange applicable to the Corporation, the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation present or represented by proxy at the meeting and entitled to vote on the subject matter, voting together as a single class, shall be the act of the stockholders.  Subject to the rights of the holders of any series of Preferred Stock to elect directors, a plurality of the voting power of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote with respect to the election of directors, voting together as a single class, shall elect directors.

Section 3.9                                   Voting Rights; Proxies.  For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the Corporation on the record date for such purpose shall be entitled to vote at any meeting of stockholders.  Every stockholder entitled to vote at a meeting may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted or acted upon after three years from its date unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Section 3.10                            Joint Owners of Stock.  If shares having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the DGCL.  If the instrument filed with the Secretary of the Corporation shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 3.11                            List of Stockholders.  The officer of the Corporation who has charge of the stock ledger shall prepare and make available, at least ten days before every meeting of stockholders a complete list of the stockholders entitled to vote at said meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours at the principal place of business of the Corporation.  If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.  Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 3.11 or to vote in person or by proxy at any meeting of stockholders.

Section 3.12                            Inspection of Elections.  If required by applicable law, the Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof.  One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the DGCL.

Section 3.13                            No Action Without Meeting.  Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken only upon the vote of the stockholders at any annual or special meeting duly called and may not be taken by written consent of the stockholders.

Section 3.14                            Organization.

(a)                                    At every meeting of stockholders, the chairman of the meeting shall be the Chairman of the Board of Directors, or, if such Chairman has not been appointed or is absent, the Chairman of the Audit Committee of the Board of Directors or, is such Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by the affirmative vote of a majority of the voting power of the shares of capital stock of the Corporation present or represented by proxy at the meeting and entitled to vote on the subject matter, voting together as a single class.  The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b)                                   The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient.  Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot.  Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV.
DIRECTORS

Section 4.1                                   Number and Term of Office.  Except as may be provided in a Certificate of Designations providing for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, the total number of directors constituting the entire Board of Directors shall consist of not less than five nor more than eight members, with the precise number of directors to be determined from time to time exclusively by a vote of a majority of the entire Board of Directors, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  Directors shall be elected at each annual meeting of stockholders and each director so elected shall hold office, subject to the earlier resignation, death, disqualification or removal of such director, until the next succeeding annual meeting or until his or her successor shall have been elected and qualified.

Section 4.2                                   Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by applicable law or by the Certificate of Incorporation or these Bylaws, the directors shall exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 4.3                                   Vacancies.  Except as may be provided in a Certificate of Designations for any series of Preferred Stock with respect to any directors elected (or to be elected) by the holders of such series, any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors (and not by the stockholders), acting by majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next meeting of stockholders at which directors are to be elected and until their successors are elected and qualified.  A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the resignation, death, disqualification or removal of any director.

Section 4.4                                   Resignation.  Any director may resign at any time by delivering his written resignation to the Secretary of the Corporation, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors.  If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors.

Section 4.5                                   Removal.  Except as may be provided in a Certificate of Designations providing for any series of Preferred Stock with respect to any directors elected by the holders of such series and except as otherwise required by applicable law, any or all of the directors of the Corporation may be removed from office, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 4.6                                 Meetings.

(a)                                    Regular Meetings.  The Board of Directors may, by resolution, provide for the time and place for the holding of regular meetings of the Board of Directors.  No further notice shall be required for regular meetings of the Board of Directors.

(b)                                   Special Meetings.  Special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware, whenever called by the Chairman of the Board, the Chief Executive Officer or any two of the directors.

(c)                                    Meetings by Electronic Communications Equipment.  Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)                                   Notice of Special Meetings.  Notice of the time and place of all special meetings of the Board of Directors shall be given to each director at his business or residence in writing, or by facsimile transmission, telephone communication or electronic transmission. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five days before such meeting. If by facsimile transmission or other electronic transmission, such notice shall be transmitted at least twenty-four hours before such meeting. If by telephone, the notice shall be given at least twelve hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice of such meeting.

(e)                                    Waiver of Notice.  Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be deemed waived by any director by attendance at the meeting, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened. All waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.7                                   Quorum; Voting.  Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the total number of directors constituting the entire Board of Directors, as such total number is fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn the meeting from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.  At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote is required by the DGCL, the Certificate of Incorporation or these Bylaws.

Section 4.8                                   Action Without Meeting.  Unless otherwise prohibited by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or the committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or the committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.9                                   Fees and Compensation.  Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors.  Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 4.10                          Committees.

(a)                                    Establishment of Committees.  The Board of Directors may designate one or more committees, each committee to consist of two or more of the members of the Board of Directors.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.  Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, except as expressly limited by Section 141(c)(2) of the DGCL.

(b)                                   Term.  Except as provided by applicable law, the Board of Directors may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation or removal from the committee or from the Board of Directors.  The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee.

(c)                                    Meetings.  Unless the Board of Directors shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 4.10 shall be held at such times and places, if any, as are determined by the Board of Directors, the Chairman of the Board, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter.  Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the matter provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors.  Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be deemed waived by any director by attendance at the meeting, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 4.11                            Organization.  At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or if the President is absent, the most senior Vice President, (if a director) or, in the absence of any such person, a chairman of the meeting chosen by a majority vote of the directors present, shall preside over the meeting.  The Secretary, or in his absence, any Assistant Secretary designated and directed to do so by the person presiding at the meeting, shall act as secretary of the meeting.

ARTICLE V.
OFFICERS

Section 5.1                                   Officers Designated.  The officers of the Corporation shall include, if and when designated, a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary, and a Treasurer and such other officers and agents as the Board of Directors from time to time may designate. The Board of

Directors may give any officer such further designations or alternative titles as it deems appropriate. The Chairman of the Board shall be chosen from the directors. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article V. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.  Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by the DGCL.  The salaries and other compensation of the officers of the Corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 5.2                                   Term of Office.  Each officer of the Corporation shall hold office at the pleasure of the Board of Directors and shall hold office until his or her successor shall have been duly elected and qualified, or until his or her death or until he or she shall resign or be removed.

Section 5.3                                 Duties of Officers.

(a)                                    Chairman of the Board.  The Chairman of the Board, when present, shall preside at all meetings of the stockholders and at all meetings of the Board of Directors.  The Chairman of the Board shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(b)                                   Chief Executive Officer.  The Chief Executive Officer shall preside at all meetings of the stockholders and (if a director) at all meetings of the Board of Directors, unless a Chairman of the Board has been appointed and is present.  The Chief Executive Officer shall have general supervision, direction and control of the business and affairs of the Corporation, subject only to the power and authority of the Board of Directors.  The Chief Executive Officer shall perform other duties commonly incident to his or her office, and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(c)                                    President.  The President shall preside at all meetings of the stockholders and (if a director) at all meetings of the Board of Directors, unless either the Chief Executive Officer has been appointed and is present or the Chairman of the Board has been appointed and is present.  Unless some other officer has been elected Chief Executive Officer of the Corporation, the President shall be the Chief Executive Officer of the Corporation.  The President shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(d)                                   Vice Presidents.  The Vice Presidents, if any, that have been designated officers of the Corporation, may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant.  The Vice Presidents, if any, that have been designated officers of the Corporation, shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(e)                                    Secretary.  The Secretary shall attend all meetings of the stockholders and the Board of Directors and shall record all acts and proceedings thereof in the minute book of the Corporation.  The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice.  The Secretary shall perform all other duties given to the Secretary in these Bylaws and other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.  Any Assistant Secretary may assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The Secretary shall have custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the President, and attest to the same.

(f)                                      Chief Financial Officer.  The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors, the President or the Chief Executive Officer.  The Chief Financial Officer, subject to the order of the Board of Directors, shall have custody of all funds and securities of the Corporation.  The Chief Financial Officer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of the financial condition of the Corporation.  The Chief Financial Officer shall perform other duties commonly incident to his or her office, and shall also perform such other duties and have such other powers as the Board of Directors, the President or the Chief Executive Officer shall designate from time to time.

(g)                                   Treasurer.  The Treasurer may assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer or whenever the office of Chief Financial Officer is vacant.  The Treasurer shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.  Any Assistant Treasurer may assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 5.4                                   Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.5                                   Resignations.  Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.  Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein in which event the resignation shall become effective at such later time.  Unless otherwise specified in such notice, the acceptance of any such resignation by the Corporation shall not be necessary to make it effective.  Any resignation shall be without prejudice to the rights, if any, of the Corporation under applicable law, the Certificate of Incorporation, these Bylaws or any contract with the resigning officer.

Section 5.6                                   Removal.  Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI.
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION

Section 6.1                                   Execution of Corporate Instruments.  The Board of Directors may determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name, or to enter into contracts on behalf of the Corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the Corporation.

In the absence of any determination by the Board of Directors, all instruments and documents requiring the corporate signature, unless otherwise required by applicable law, may be executed, signed or endorsed by the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Secretary or the Treasurer or in such other manner as may be directed by the Board of Directors.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by the Chief Financial Officer, the Treasurer or such other person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.2                                   Voting of Securities Owned by the Corporation.  All stock and other securities of other corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII.
SHARES OF STOCK

Section 7.1                                   Form and Execution of Certificates.  The Corporation may issue shares of any class or series of stock in certificated or uncertificated form, as determined by the Board of Directors.  Certificates for the shares of stock of the Corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law.  Every holder of stock in the Corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the Corporation by the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by such stockholder in the Corporation.  Any or all of the signatures on the certificate may be facsimiles.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.  Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and the relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by applicable law, set forth on the face or back a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and the relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of a class or any series of stock.  Upon request and within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 7.1 or otherwise required by applicable law, or with respect to this Section 7.1 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and the relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of a class or any series of stock.  Except as otherwise expressly provided by law, the rights and obligations of the holders of certificates representing stock of the same class or series shall be identical.

Section 7.2                                   Lost Certificates.  A new certificate or certificates or uncertificated shares shall be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed.  The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates or uncertificated shares, the owner of such lost, stolen, or destroyed certificate or certificates, or such owner’s legal representative, to agree to indemnify the Corporation in such manner as it shall require or to give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 7.3                                 Transfers.

(a)                                    Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)                                   The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.4                                 Fixing Record Dates.

(a)                                    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty nor less than ten days before the date of such meeting.  If the Board of Directors so fixes a record date, such record date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)                                   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action.  If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.5                                   Registered Stockholders.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by applicable law.

ARTICLE VIII.
OTHER SECURITIES OF THE CORPORATION

Section 8.1                                   Execution of Other Securities.  All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.1), may be signed by the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer;

provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons.  Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Chief Financial Officer, the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person.  In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

ARTICLE IX.
DIVIDENDS

Section 9.1                                   Declaration of Dividends.  Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting.  Dividends may be paid in cash, in property, or in shares of capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 9.2                                   Dividend Reserve.  The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

ARTICLE X.
FISCAL YEAR

Section 10.1                            Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI.
NOTICES

Section 11.1                          Notices.

(a)                                    Notice to Stockholders.  Notice to stockholders of stockholder meetings shall be given as provided in Section 3.6 herein.  Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, or by electronic mail or other applicable electronic means consented to by such stockholder in accordance with Section 232 of the DGCL.

(b)                                   Notice to Directors.  Any notice required to be given to any director may be given by any method stated in Section 4.6(d) hereof, as otherwise provided in these Bylaws, or by U.S. mail or nationally recognized overnight courier, or by facsimile, or by electronic mail, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)                                    Affidavit of Notice.  An affidavit of notice, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall, in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)                                   Time Notices Deemed Given.  All notices given by mail, as above provided, shall be deemed to have been given as of the time of mailing, and all notices given by facsimile or electronic mail shall be deemed to have been given as of the sending time recorded at time of transmission.

(e)                                    Methods of Notice.  It shall not be necessary that the same method of giving notice be employed in respect of all directors or stockholders, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(f)                                      Failure to Receive Notice.  The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent to such stockholder in the manner above provided, shall not be affected or extended in any manner by the failure of such stockholder or such director to receive such notice.

(g)                                   Notice to Person with Whom Communication Is Unlawful.  Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person.  Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.  In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(h)                                   Notice to Person with Undeliverable Address.  Whenever notice is required to be given, under any provision of law or the Certificate of Incorporation or Bylaws, to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings to such person during the period between such two consecutive annual meetings, or (ii)

all, and at least two, payments (if sent by first-class mail) of dividends or interest on securities during a twelve-month period, have been mailed addressed to such person at his or her address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such person shall not be required.  Any meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given.  If any such person shall deliver to the Corporation a written notice setting forth his or her then current address, the requirement that notice be given to such person shall be reinstated.  In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to this paragraph.  Notwithstanding the foregoing, this Section 11.1(h) shall not apply to notice given by means of electronic transmission.

(i)                                       Notice to Stockholders Sharing an Address.  Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given.  Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within sixty days of having been given notice by the Corporation of its intention to send the single notice.  Any consent shall be revocable by the stockholder by written notice to the Corporation.

ARTICLE XII.
INDEMNIFICATION

Section 12.1                            Right of Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section 12.3 of this ARTICLE XII, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 12.2                            Prepayment of Expenses.  The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified for such amounts under this ARTICLE XII or otherwise.

Section 12.3                            Claims.  If a claim for indemnification (following the final disposition of the Proceeding with respect to which indemnification is sought, including any settlement of such Proceeding) or advancement of expenses under this ARTICLE XII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent not prohibited by applicable law.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under this ARTICLE XII and applicable law.

Section 12.4                            Non-Exclusivity of Rights.  The rights conferred on any Covered Person by this ARTICLE XII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, the Certificate of Incorporation, these Bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 12.5                            Amendment or Repeal.  Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this ARTICLE XII after the occurrence of the act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought.

Section 12.6                            Other Indemnification and Advancement of Expenses.  This ARTICLE XII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE XIII.
AMENDMENTS

Section 13.1                            Amendments.  These Bylaws may be altered or amended or new Bylaws adopted as provided in the Certificate of Incorporation.

Exhibit 10.1

CORPORATION

7140 Office Circle

P.O. Box 15600

Evansville, IN  47716-0600

Phone:  (812) 962-5000

Fax:      (812) 962-5400

January 14, 2011

Mr. Richard F. Dauch

880 Hidden Pine Road

Bloomfield Hills, Michigan 48304

Dear Rick:

We are pleased that you have agreed to join Accuride Corporation (“Accuride” or the “Company”) as its Chief Executive Officer.  This letter will set forth our agreement regarding the terms of your employment.

Position:	Chief Executive Officer of the Company, reporting to the Board of Directors of the Company commencing on your Start Date (as defined below).

Board:

Effective as of your Start Date, you will be appointed to serve as a member of the Company’s Board of Directors. Additionally, so long as you are the Chief Executive Officer, the Company will use commercially reasonable efforts to nominate you for re-election as a director prior to the end of your term.

Start Date:	You will commence employment with the Company on or before February 1, 2011, the date you commence employment being your “Start Date”.

Base Salary:	Your base salary will be $625,000/year.

Annual Incentive:

You will be eligible to participate in the Company’s Annual Incentive Compensation Plan (“AICP”), including full participation in the 2011 plan year. The Annual Incentive is payable as a percent of base salary and will be determined based on actual performance of the Company for the fiscal year compared against the established AICP performance metrics. For your position, the target payout is 100% of base salary. Except as specified herein your right to the AICP incentive will be subject to the terms of the applicable Accuride Corporation Annual Incentive Compensation Plan — Plan Year Eligibility, Target Opportunity and Administrative Guidelines.

Long Term Incentive:

You will be eligible for a long-term incentive grant with a value equal to 165% of your base salary, which will vest on a pro rata basis over three years (i.e., 1/3 vests on each of the first three anniversaries of the grant date). The grant will be made at the same time and on the same terms as long term incentive grants to be made to other members of Accuride’s senior management. It is contemplated that the 2011 grant will be made in the form of restricted stock units.

Initial Equity Award:

On your Start Date you will be granted that number of restricted stock units equal to $1,000,000, divided by the trailing 5 day average of the closing prices of the Company’s common stock ending on the Start Date (the “Initial RSU Award”). The Initial RSU Award will vest, subject to your continued service with the Company over three years, with 50% vesting on the first anniversary of your Start Date and 25% on each of the following two anniversaries. All other terms of the Initial RSU Award will be consistent with the Company’s standard restricted stock unit award agreement used for making its annual long-term incentive grants.

Legal, Financial & Tax Planning Assistance

Accuride will reimburse you for reasonable and agreed upon legal fees incurred by you in connection with your seeking bonuses earned for 2010 from your prior employer. In addition, Accuride will reimburse you up to $15,000 for reasonable legal fees and other expenses incurred by you in connection with this letter agreement and all other agreements referenced herein. All such reimbursements shall be made in accordance with the Company’s normal expense reimbursement policies upon submission of proper documentation. You agree to timely submit such expenses for reimbursement and, if timely submitted, reimbursement payments shall be made as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall you be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.

Relocation Assistance:	You will be eligible for Accuride’s Tier I Relocation program. All reimbursable relocation expenses must be incurred within one year from your Start Date.

Severance & Retention Agreement:	You and the Company will enter into a Severance and Retention Agreement in the form attached hereto as Exhibit A.

Benefits:

As an employee of Accuride you will continue to receive benefits and perquisites at the level and under terms which are provided from time to time to the Company’s senior executive officers generally, including:

•  Medical/Dental/Vision/ Life/AD&D/LTD insurance

•  401(k) Plan

•  4 weeks vacation

All benefit plans and programs are subject to change or termination at any time at the discretion of the Compensation Committee of the Board. It is understood that perquisites, which the Company does not intend to renew at the expiration of existing agreement with certain other senior executive officers, have not been included in your benefits package.

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Restrictive Covenants:

You agree to execute, abide by and be bound by the Company’s standard Agreement to Assign Inventions and Maintain Secrecy and the Policy on Confidential & Trade Secret Information. You also agree to execute and be bound by the Company’s standard Confidentiality, Non-solicitation, and Non-competition Agreement.

Other:

As a condition of your employment with Accuride, you will be bound by all company policies to the extent that they apply to senior executives of the Company.

This letter agreement will be governed by the laws of the State of Indiana, without regard to any conflicts of law provision.

Please note that your employment at Accuride is “at will.” This means that you may resign from Accuride at any time with or without cause, and Accuride has the right to terminate your employment with or without cause.  Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.  This letter supersedes and replaces all prior written and oral communication on employment related subjects.

This letter may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

Signature Page Follows

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Signature Page for Employment Letter

Please sign and date this letter agreement in the space indicated and return to Bill’s attention to evidence your understanding and agreement to the terms set forth herein.

Sincerely,

/s/ William M. Lasky

William M. Lasky
Chairman of Board
Accuride Corporation

/s/ Benjamin C. Duster IV

Benjamin C. Duster
Chairman of Compensation Committee
Accuride Corporation

Acknowledged and Agreed:

/s/ Richard F. Dauch
Richard F. Dauch

Date: January , 2011

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Exhibit 10.2

CORPORATION

7140 Office Circle

P.O. Box 15600

Evansville, IN  47716-0600

Phone:  (812) 962-5000

Fax:      (812) 962-5400

February 1, 2011

Mr. Richard F. Dauch

880 Hidden Pine Road

Bloomfield Hills, Michigan 48304

Re:                             Severance and Retention Agreement

Dear Rick:

Our Board of Directors believes that it is in the best interests of Accuride Corporation (“Accuride”) and its shareholders to take appropriate steps to allay any concerns you may have about your future employment opportunities with Accuride and its “Affiliates” (as defined in Section 2(f)).  Accuride and its Affiliates are collectively referred to in this Agreement as the “Company.”  As a result, the Board has decided to offer to you the special package of benefits described below.  Please sign the extra copy of this Severance and Retention Agreement (the “Agreement”) which is enclosed and return it to me.  This Agreement represents the sole right you have to severance and supersedes all previous discussions regarding severance.

1.                                      TERM OF AGREEMENT.

This Agreement is effective February 1, 2011 and will continue in effect at all times during your employment with the Company, unless amended or otherwise terminated by mutual agreement.

2.                                      BASIC SEVERANCE BENEFIT.

(a)                                                  Entitlement to Basic Severance Benefit.  The Basic Severance Benefit described below will be payable to you if you terminate your employment with the Company for “Good Reason” (as defined in Section 6) either prior to the commencement of the “Protection Period” (as defined in Section 2(e)) or following the close of the Protection Period.  The Basic Severance Benefit also will be payable to you if prior to the commencement of the Protection Period or following the close of the Protection Period, the Company terminates your employment without “Cause” (as defined in Section 7).  If your employment is terminated by the Company for Cause, by your voluntary termination without Good Reason, or by your death or “Disability” (as defined in Section 11(d)), no Basic Severance Benefit shall be payable under this Agreement either upon that termination or at any time thereafter (unless you are later reemployed and covered by a new agreement).

(b)                                                 Amount of Payments.  The Basic Severance Benefit will equal the sum of (i) your annualized base salary at the rate in effect on the date of your termination of employment plus (ii) pro rata bonus or incentive compensation for the year of termination based on the number of days in the year in which employed and the performance of the Company through the date of termination, annualized to determine the amount of payments that otherwise would have been made under the Accuride Incentive Compensation Plan.

(c)                                                  Timing of Payments.  Except as provided in Section 4, the Basic Severance Benefit will be paid in a single lump sum payment within five business days following the date on which the Release Agreement required pursuant to Section 8 becomes irrevocable.

(d)                                                 Welfare Benefits.  The Company shall arrange to provide you, for an 18-month period following your termination of employment, with disability, accident, dental and group health insurance benefits substantially similar to those provided to active employees.  The cost to you of a particular type of benefit (e.g., dental insurance) shall be not more than the cost of that particular benefit if you had remained employed with the Company.  The Company may provide the health insurance benefit described under this Section by paying a portion of the premiums you are required to pay for continued health insurance coverage under the Company’s health insurance plan pursuant to COBRA.  The amount paid by the Company will be equal to the difference between the total COBRA premium and the amount you would pay for health insurance as an active employee if you had remained employed with the Company.

Your right to receive continued health insurance benefits pursuant to COBRA shall commence upon the termination of your employment and shall not be extended by your rights under this Agreement.

Your right to receive all forms of welfare benefits described under this paragraph (d) shall terminate as soon as you become eligible to receive health care benefits, without exclusion for preexisting conditions, from any other employer.

(e)                                                  Protection Period.  For purposes of this Agreement, the term “Protection Period” shall mean the period beginning with the date on which a Change in Control occurs and ending 18 months after the Change in Control.

(f)                                                    Transfers to Affiliates.  In order to receive a Basic Severance Benefit, you must terminate employment with the “Company,” which, as noted above, refers collectively to Accuride and all of its Affiliates.  As a result, a transfer to an Affiliate will not be treated as a termination of employment for purposes of this Agreement.  For purposes of determining whether a transfer gives rise to Good Reason for your termination of employment, a transfer shall be treated the same as a reassignment within Accuride.

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(g)                                                 “Affiliate” Defined.  For purposes of this Agreement, the term “Affiliate” shall mean (i) any member a “controlled group of corporations” (within the meaning of Section 414(b) of the Internal Revenue Code of 1986 (the “Code”) as modified by Section 415(h) of the Code) that includes Accuride as a member of the group; and (ii) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes Accuride as a member of the group.

3.                                      CHANGE IN CONTROL BENEFITS.

(a)                                                  Entitlement to Change in Control Benefits.  If your employment with the Company is terminated by the Company without Cause during the Protection Period, you will receive the “Change in Control Benefits” described in this Section 3.  The Change in Control Benefits also will be payable if you terminate your employment for Good Reason during the Protection Period.

The Change in Control Benefits will not be payable if your employment is terminated for Cause, if you voluntarily terminate your employment without Good Reason, or if your employment is terminated by reason of your Disability or your death.  In addition, the Change in Control Benefits will not be payable if your employment is terminated by you or the Company for any or no reason prior to or following the Protection Period.

In addition, as noted in Section 2(e), a transfer to an Affiliate will not be treated as a termination of employment for purposes of this Agreement.

(b)                                                 Change in Control Severance Payment.  If you are entitled to receive Change in Control Benefits, you will receive a “Change in Control Severance Payment.”  The “Change in Control Severance Payment” is a lump sum payment equal to the sum of: (i) 200% of your annualized base salary as of the date on which a Change in Control occurs, plus (ii) 200% of the applicable bonus or incentive compensation paid or which would be payable to you pursuant to the Accuride Incentive Compensation Plan.  The applicable bonus or incentive compensation amount used for purposes of clause (ii) in the preceding sentence shall be the greater of the following:  (i) the incentive compensation to which you would have been entitled if the year were to end on the day on which the Change in Control occurs, based upon an annualized figure determined using performance up to that date; or (ii) the average of the actual incentive compensation paid to you through the Accuride Incentive Compensation Plan during the three years preceding the year of your termination.

Except as otherwise provided in Section 4, the Change in Control Severance Payment will be paid in one lump sum within five business days following the date on which the Release Agreement required pursuant to Section 8 becomes irrevocable.

(c)                                                  Equity Awards.  If you are entitled to receive Change in Control Benefits, you also may be entitled to receive a benefit pursuant to the Accuride Corporation 2010 Incentive Award Plan, or such other similar plan that may be in effect from time to time.  Refer to the Accuride Corporation 2010 Incentive Award Plan for more details regarding the impact of a Change in Control on awards made pursuant to that Plan.

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(d)                                                 Welfare Benefits.  If you are entitled to receive Change in Control Benefits, the Company shall arrange to provide you, for an 18-month period following your termination of employment, with disability, accident, dental and group health insurance benefits substantially similar to those which you were receiving immediately prior to your termination.  The cost to you of a particular type of benefit (e.g., dental insurance) shall be not more than the cost to you of that particular benefit immediately prior to your termination.  The Company may provide the health insurance benefit described under this Section by paying a portion of the premiums you are required to pay for continued health insurance coverage under the Company’s health insurance plan pursuant to COBRA.  The amount paid by the Company will be equal to the difference between the total COBRA premium and the amount you were required to pay for health insurance immediately prior to your termination.

Your right to receive continued health insurance benefits pursuant to COBRA shall commence upon the termination of your employment and shall not be extended by your rights under this Agreement.

Your right to receive all forms of welfare benefits described under this paragraph (d) shall terminate as soon as you become eligible to receive health care benefits, without exclusion for preexisting conditions, from any other employer.

(e)                                                  No Allowance in Lieu of Benefits.  You may not elect to receive cash or any other allowance in lieu of any welfare benefits provided by this Section.

4.                                      COMPLIANCE WITH SECTION 409A; REQUIRED DELAY IN PAYMENTS.

(a)                                                  409A Compliance Strategy.  The Company intends that the Basic Severance Benefit provided pursuant to Section 2 will comply with the short-term deferral exception to the requirements of Section 409A of the Code, as described in Treas. Reg. § 1.409A-1(b)(4).  The Company also intends that the Change in Control Severance Payment provided by Section 3(b) (the “Cash Change in Control Payment”) will comply with the short-term deferral exception.  In order to meet the requirements of the short-term deferral exception, despite any other provision of this Agreement to the contrary, the Basic Severance Benefit and the Cash Change in Control Payment due pursuant to this Agreement shall be paid at the times stated in Section 2 or Section 3 and in no event later than March 15 of the year following the year in which your Separation from Service occurs.  Payments may be delayed only in accordance with regulations issued pursuant to Section 409A.  The Company intends that the Welfare Benefits provided by Section 3(d) will comply with the exception to Section 409A for reimbursements and certain other separation payments, as described in Treas. Reg. § 1.409A-1(b)(9)(v)(B).  The Company has concluded that the reimbursement payments the Company has agreed to make pursuant to Section 20 may be subject to the requirements of Section 409A.  To ensure that the payments under Section 20 comply with Section 409A, the payments are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § 1.409A-3(i)(1)(iv).

(b)                                                 Delay in Payments.  Prior to making any payments pursuant to this Agreement, the Accuride Compensation Committee will determine, on the basis of any

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regulations, rulings or other available guidance and the advice of counsel, whether the short-term deferral exception, the separation pay exception or any other exception to the requirements of Section 409A is available.  If the Compensation Committee concludes that no exception is available, no payments will be made prior to your Separation from Service.  In addition, if you are a “Specified Employee” (as defined in paragraph (d)), and the Compensation Committee concludes that no exception to the requirements of Section 409A is available, no payments shall be made to you prior to the first business day following the date which is six months after your Separation from Service.  Any amounts that would have been paid during the six months following your Separation from Service will be paid on the first business day following the expiration of the six month period without interest thereon.  The provisions of this paragraph apply to all amounts due pursuant to this Agreement, other than amounts that do not constitute a deferral of compensation within the meaning of Treas. Reg. §1.409A-1(b) or other amounts or benefits that are not subject to the requirements of Section 409A.

(c)                                                  Separation from Service Defined.  For purposes of this Agreement, the term “Separation from Service” means (1) the termination of your employment with Accuride and all Affiliates due to death, retirement or other reasons, or (2) a permanent reduction in the level of bona fide services you provide to Accuride and all Affiliates to an amount that is no more than 20% of the average level of bona fide services you provided to Accuride and all Affiliates in the immediately preceding 36 months (or the entire time period during which you provided services to Accuride and all Affiliates if you have been providing such services for less than 36 months), with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).  Your employment relationship is treated as continuing while you are on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as your right to reemployment with Accuride or an Affiliate is provided either by statute or contract).  If your period of leave exceeds six months and your right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code if the Company concludes that Section 409A is applicable.

(d)                                 Specified Employee Defined.  For purposes of this Agreement, the term “Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i), and as determined in accordance with such procedures as may be adopted from time to time by Accuride.  The identification date for determining whether any employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.

(e)                                  Miscellaneous Payment Provisions.  If payment is not made, in whole or in part, due to a dispute between you and the Company, the payments shall be made in accordance with Treas. Reg. §1.409A-3(g), as applicable.

(f)                                    Ban on Acceleration or Deferral.  Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or

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subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(g)                                 No Elections.  You do not have any right to make any election regarding the time or form of any payment due under this Agreement.

(h)                                 Compliant Operation and Interpretation.  This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.

5.                                      CHANGE IN CONTROL DEFINED.

“Change in Control” means and includes each of the following:

(a)                                                  A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than Accuride, any of its Affiliates, an employee benefit plan maintained by Accuride or any of its Affiliates, or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Accuride) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Accuride possessing more than 35% of the total combined voting power of Accuride’s securities outstanding immediately after such acquisition; or

(b)                                                 During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Accuride to effect a transaction described in paragraphs (a) or (c) of this Section 5) whose election by the Board of Directors or nomination for election by Accuride’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)                                                  The consummation by Accuride (whether directly involving Accuride or indirectly involving Accuride through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Accuride’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)                                     Which results in Accuride’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Accuride or the person that, as a result of the transaction, controls, directly or indirectly, Accuride or owns, directly or indirectly, all or substantially all of Accuride’s assets or otherwise succeeds to the business of Accuride (Accuride or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the

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combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)                                  After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 5(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Accuride prior to the consummation of the transaction; or

(d)                                 Accuride’s stockholders approve a liquidation or dissolution of Accuride.

The Compensation Committee shall determine whether a Change in Control of Accuride has occurred under the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

6.                                      GOOD REASON DEFINED.

(a)                                  Definition of Good Reason.  For purposes of this Agreement, “Good Reason” means a termination of your employment with the Company following the occurrence of one or more of the following circumstances (without your prior express written consent):

(i)                                     a material diminution in your total annual compensation;

(ii)                                  a material diminution in your authority, duties or responsibilities;

(iii)                               a material change in the geographic location of your principal office; or

(iv)                              any other action or inaction that constitutes a material breach by the Company of this Agreement.

(b)                                 Notice of Termination.  If you elect to terminate your employment for Good Reason, you must provide the Company with a Notice of Termination (in compliance with Section 11) which sets forth the existence of the Good Reason condition described in paragraphs (i) through (iv) above within 60 days of the initial existence of the condition.

(c)                                  Opportunity to Cure.  Notwithstanding anything to the contrary, the existence of one of the circumstances described in paragraphs (i) through (iv) above will not constitute Good Reason if, within 30 days after you give the Company Notice of Termination which sets forth the existence of the Good Reason condition described in paragraphs (i) through (iv), the Company has fully corrected such condition.

7.                                      CAUSE DEFINED.

For purposes of this Agreement, “Cause” shall mean (a) your continued willful failure, neglect or refusal to perform your duties with respect to the Company or its Affiliates which continues beyond ten days after a written demand for substantial performance is delivered

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to you by the Company; (b) conduct by you involving (i) dishonesty, fraud, or breach of trust in connection with your employment or (ii) indictment for a felony; (c) your willful and continued failure or refusal to follow material directions of the Board or any other act of insubordination by you; or (d) willful malfeasance or willful misconduct by you which is injurious to the Company, monetarily or otherwise.

8.                                      RELEASE AGREEMENT.

In order to receive the Basic Severance Benefit or any Change in Control Benefits, you must execute, a release of any known or unknown claims that you may have against the Company within 60 days following your Separation from Service.  The release shall be in a form mutually agreeable to you and the Company.  If you are not yet 40 years old on the date on which the Release Agreement must be signed, you will be given 21 days to consider whether to sign the Release Agreement. If you are 40 or over, in accordance with federal law, you will be given 21 or 45 days, depending on the circumstances, to consider whether to sign the Release Agreement.  In any event, you may revoke the Release Agreement during the seven day period following your delivery of a signed Release Agreement.  These rules will be described in greater detail at the appropriate time.  If you fail to sign the Release Agreement within the prescribed time period, or if you revoke the Release Agreement, you will not be entitled to receive any Basic Severance Benefit or any Change in Control Benefits.  The Release Agreement to which this Section 8 refers will be provided to you on your termination date and in no event later than ten days following your termination date.

9.                                      COMPETITION.

(a)                                  Covenant Not to Compete.  If you terminate employment with the Company or if your employment is terminated by the Company and then you compete with the Company, the Company may suffer irreparable harm and damage.  Accordingly, you agree that, unless you receive the express prior written consent of the Company, you will not be directly or indirectly be employed as an owner, partner, employee, consultant, or in any other capacity by, and you will not become a shareholder in, a seller, distributor or manufacturer of wheels, braking systems or stampings for commercial vehicles, during the “Restriction Period” in the “Restricted Area.”  You will not be considered to be competing with the Company for purposes of this Section 9 if you acquire stock representing less than 1% of the outstanding stock of any publicly traded corporation.

(b)                                 Restricted Area.  For this purpose, the “Restricted Area” means the United States of America.  If a court of competent jurisdiction determines that the United States of America is a larger area than necessary to protect the Company’s business interests, the parties agree that the Restricted Area will be the largest of the following areas that the court determines to be reasonable:  the United States of America east of the Mississippi River; all states in which you performed services while employed by the Company; the State of Indiana; the County of Vanderburgh; or the City of Evansville.

(c)                                                  Restriction Period.  For this purpose, the “Restriction Period” begins on the effective date of your termination of employment for whatever reason and ends at the end of the 12th month thereafter, or if a court of competent jurisdiction concludes that 12 months is

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longer than necessary to protect the Company’s business interests, then the parties agree that the restriction period will end at the end of the longest of the following number of months that the court determines to be reasonable:  11, 10, 9, 8, 7, 6, 5, 4, or 3.

(d)                                                 Non-Solicitation Covenants.  For a period of one year from your termination of employment with the Company, or, if a court determines that one year is unreasonable, six months from the date of termination of your employment with the Company, you agree that you will not (directly or indirectly through others):  (i) solicit, contract with, or attempt to contract with any entity engaged in the commercial vehicle component industry with which the Company has contracts at the time of the termination of this Agreement, or (ii) solicit or attempt to solicit away from the Company any officer or employee of the Company.

(e)                                                  Reformation of Covenants.  The parties agree that the scope of any provision of this Section may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law.  If any court of competent jurisdiction determines that any portion of this Section is invalid or unenforceable, the remainder of this Section will not thereby be affected and will be given full effect, without regard to invalid portions.

(f)                                                    Breach of Covenants.  If you breach the covenant not to compete contained in paragraph (a) or the non-solicitation covenant contained in paragraph (e), you agree that in addition to (and without limiting) any other remedy or right the Company may have:  (i) the Company will have the right to an injunction against you issued by a court of competent jurisdiction enjoining such breach; and (ii) if you are to receive any payments or benefits pursuant to Sections 2 or 3 or any other provision of this Agreement in the future, the Company has the right to forfeit any future benefits to which you are entitled to compensate the Company for injury by reason of such breach.  You and the Company agree that the foregoing remedies are reasonable and necessary for the protection of the Company’s goodwill and recognize that in the event of a breach of the foregoing restrictions, it will be impossible to ascertain or estimate the entire or exact cost, damage or injury that the Company may sustain by reason of such breach.

10.                               CAP ON PAYMENTS.

(a)                                                  General Rules.  The Code places significant tax burdens on you and the Company if the total payments made to you due to a Change in Control exceed prescribed limits.  For example, if your “Base Period Income” (as defined below) is $100,000, your limit or “Cap” is $299,999.  If your “Basic Payments” exceed the Cap by even $1.00, you are subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to you in excess of $100,000.  In other words, if your Cap is $299,999, you will not be subject to an excise tax if you receive exactly $299,999.  If you receive $300,000, you will be subject to an excise tax of $40,000 (20% of $200,000).  In order to avoid this excise tax and the related adverse tax consequences for the Company, by signing this Agreement you agree that your Basic Payments will not exceed an amount equal to your Cap.

(b)                                                 Special Definitions.  For purposes of this Section, the following specialized terms will have the following meanings:

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(i)                                     “Base Period Income.”  “Base Period Income” is an amount equal to your “annualized includable compensation” for the “base period” as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder.  Generally, your “annualized includable compensation” is the average of your annual taxable income from the Company for the “base period,” which is the five calendar years prior to the year in which the Change in Control occurs.  These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

(ii)                                  “Basic Payments.”  The “Basic Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to you or for your benefit, the receipt of which is contingent on a Change in Control and to which Section 280G of the Code applies.

(iii)                               “Cap” or “280G Cap.”  “Cap” or “280G Cap” shall mean an amount equal to 2.99 times your “Base Period Income.”  This is the maximum amount which you may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G of the Code.

(c)                                                  Calculating the Cap.  If the Company believes that these rules will result in a reduction of the payments to which you are entitled under this Agreement, it will so notify you as soon as possible.  The Company will then, at its expense, retain a “Consultant” (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to provide a determination concerning whether your Basic Payments exceed the limit discussed above (the “Determination”).  The Company will select the Consultant.

At a minimum, the Determination required by this Section must set forth the amount of your Base Period Income, the value of the Basic Payments and the amount and present value of any excess parachute payments.

If the Determination states that there would be an excess parachute payment, your Basic Payments will be reduced to the extent necessary to eliminate the excess.  In making such reduction, Accuride first will reduce the amount of your payments under this Agreement and, if necessary, any other payments to which you are entitled under any other arrangement that do not constitute “non-qualified deferred compensation” that is subject to Section 409A of the Code.  Accuride will reduce the amount of any Basic Payments payable to you that are subject to Section 409A of the Code only to the extent reductions in addition to those described in the preceding sentence are necessary to avoid an excess parachute payment.  If necessary, any Basic Payments which are subject to Section 409A of the Code shall be reduced proportionally to avoid an excess parachute payment.

If the Consultant selected to provide the Determination so requests, a firm of recognized executive compensation consultants selected by the Company (which may, but is not required to be, the Consultant) shall provide an opinion, upon which such Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change in Control.

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If the Company believes that your Basic Payments will exceed the limitations of this Section, it will nonetheless make payments to you, at the times stated above, in the maximum amount that it believes may be paid without exceeding such limitations.  The balance, if any, will then be paid after the opinions called for above have been received.

If the amount paid to you by the Company is ultimately determined, pursuant to the Determination or by the Internal Revenue Service, to have exceeded the limitation of this Section, you must repay the excess promptly on demand of the Company.  If it is ultimately determined, pursuant to the Determination or by the Internal Revenue Service, that a greater payment should have been made to you, the Company shall pay you the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the rate set forth above, so that you will have received or be entitled to receive the maximum amount to which you are entitled under this Agreement.

As a general rule, the Determination shall be binding on you and the Company.  Section 280G and the excise tax rules of Section 4999, however, are complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant’s conclusions.  If the Internal Revenue Service determines that the Cap is actually lower than calculated by the Consultant, the Cap will be recalculated by the Consultant.  Any payment over that revised Cap will then be repaid by you to the Company.  If the Internal Revenue Service determines that the actual Cap exceeds the amount calculated by the Consultant, the Company shall pay you any shortage.

The Company has the right to challenge any determinations made by the Internal Revenue Service.  If the Company agrees to indemnify you from any taxes, interest and penalties that may be imposed upon you (including any taxes, interest and penalties on the amounts paid pursuant to the Company’s indemnification agreement), you must cooperate fully with the Company in connection with any such challenge.  The Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company shall control all such challenges.

You must notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes.  Such notice shall be given as soon as possible but in no event later than 15 days following your receipt of notice of the Internal Revenue Service’s position.

(d)                                                 Effect of Repeal or Inapplicability.  In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.  Moreover, if the provisions of Sections 280G and 4999 of the Code do not apply to impose the excise tax to payments under this Agreement, then the provisions of this Section shall not apply.

11.                               TERMINATION NOTICE AND PROCEDURE.

Any termination by the Company or you of your employment shall be communicated by written Notice of Termination to you if such Notice of Termination is

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delivered by the Company and to the Company if such Notice of Termination is delivered by you, all in accordance with the following procedures:

(a)                                                  The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

(b)                                                 Any Notice of Termination by the Company shall be in writing signed by the President of the Company or a member of the Board who is not a Company employee, specifying in detail the basis for such termination.

(c)                                                  If the Company shall furnish a Notice of Termination for Cause and you in good faith notify the Company that a dispute exists concerning such termination within the 15 day period following your receipt of such notice, you may elect to continue your employment during such dispute.  If it is thereafter determined that Cause did exist, your “Termination Date” shall be the earlier of (i) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 19 or (ii) the date of your death.  If it is thereafter determined that Cause did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.

(d)                                                 If the Company shall furnish a Notice of Termination by reason of Disability and you in good faith notify the Company that a dispute exists concerning such termination within the 15-day period following your receipt of such notice, you may elect to continue your employment during such dispute.  The dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by the Company; provided, however, that if you do not accept the opinion of the licensed physician selected by the Company, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by you; provided further, however, that if the Company does not accept the opinion of the licensed physician selected by you, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by the Company and you, respectively.  If it is thereafter determined that a Disability did exist, your Termination Date shall be the earlier of (i) the date on which the dispute is resolved or (ii) the date of your death.  If it is thereafter determined that a Disability did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.  For purposes of this Agreement, “Disability” shall mean your inability to perform your customary duties for the Company due to a physical or mental condition that is considered to be of long-lasting or indefinite duration.

(e)                                                  If you in good faith furnish a Notice of Termination for Good Reason and the Company notifies you that a dispute exists concerning the termination within the 15-day period following the Company’s receipt of such notice, you may elect to continue your employment during such dispute.  If it is thereafter determined that Good Reason did exist, your Termination Date shall be the earlier of (i) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 19, (ii) the date of your death, or (iii) one day prior to the 18-month anniversary of a Change in Control, and your payments hereunder shall reflect events occurring

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after you delivered Notice of Termination.  If it is thereafter determined that Good Reason did not exist, your employment shall continue after such determination as if you had not delivered the Notice of Termination asserting Good Reason.

(f)                                                    If you submit a Notice of Termination for Good Reason, and the Company successfully contests the grounds you set forth in such Notice of Termination, at the Company’s discretion you may be deemed to have voluntarily terminated your employment other than for Good Reason regardless of whether you elect to continue employment pending resolution of the dispute regarding your Notice of Termination.

(g)                                                 If the Company submits a Notice of Termination for Cause, and you successfully contest the grounds set forth in such Notice of Termination, the Company will be deemed to have terminated you other than by reason of Disability or Cause if you do not elect to continue employment pending resolution of the dispute regarding your Notice of Termination.

(h)                                                 For purposes of this Agreement, a transfer from Accuride to one of its Affiliates or a transfer from an Affiliate to Accuride or another Affiliate shall not be treated as a termination of employment.  Such a transfer may, however, in certain circumstances, provide you with Good Reason to terminate employment pursuant to Section 6.

12.                               NO MITIGATION.

The Basic Severance Benefit, the Change in Control Benefits (except as otherwise provided in Section 3(d)) and the other payments or benefits provided pursuant to this Agreement will be payable without regard to whether you look for or obtain alternative employment following your termination of employment with the Company.

13.                               SUCCESSORS.

Accuride will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Accuride or any of its Affiliates to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Accuride or any Affiliate would be required to perform it if no such succession had taken place.  Failure of Accuride to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to the compensation described in this Agreement to which you would be entitled hereunder as if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.  As used in this Agreement, “Accuride” shall mean Accuride as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

14.                               BINDING AGREEMENT; ASSIGNMENT.

This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amount would still be payable to you

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hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.  Except as provided in the preceding sentence, no rights of any kind under this Agreement shall, without the written consent of Accuride, be transferable or assignable by you, your spouse, or any other person, or be subject to alienation, encumbrance, garnishment, attachment, execution, or levy of any kind, voluntary or involuntary.

15.                               NOTICE.

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Accuride shall be directed to the attention of the President of the Company or a member of the Board who is not a Company employee with a copy to the Secretary of Accuride, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

16.                               MISCELLANEOUS.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the President of the Company or a member of the Board who is not a Company employee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  The obligations of the Company that arise prior to the expiration of this Agreement shall survive the expiration of the term of this Agreement.

17.                               VALIDITY.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.                               COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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19.                               ALTERNATIVE DISPUTE RESOLUTION.

(a)                                                  Mediation.  Unless otherwise provided herein (such as in Sections 10 and 11(d)), any and all disputes arising under or pertaining to this Agreement (“Disputes”) shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator mutually agreed upon by the parties Notwithstanding the foregoing, both you and Accuride may seek preliminary judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 19.  Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Accuride, or at your last known residence address, respectively.  The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought.  The parties shall agree on a mediator within 10 days of receipt of the demand.  The mediation hearing will occur at a time and place convenient to the parties in Evansville, Indiana, within 30 days of the date of selection or appointment of the mediator.

(b)                                                 Arbitration.  In the event the parties are unable to agree upon a mediator, or are otherwise unable to resolve any Disputes through mediation, then the parties shall submit any Disputes to binding arbitration before a single independent arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The mediator shall not serve as arbitrator.  The arbitration hearing shall occur at a time and place convenient to the parties in Chicago, Illinois, within 30 days of selection or appointment of the arbitrator.  The arbitrator shall issue written findings of fact and conclusions of law, and an award, within 15 days of the date of the hearing unless the parties otherwise agree.

(c)                                                  Damages.  In case of breach of this Agreement, damages shall be limited to contract damages.  The arbitrator may award attorneys’ fees to the prevailing party and assess costs against the non-prevailing party, only in accordance with Section 20 of this Agreement.  Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C.  §§ 1-16, except that court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

20.                               EXPENSES AND INTEREST.

If a good faith dispute shall arise with respect to the enforcement of your rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, and you are the prevailing party, you shall recover from the Company any reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by you calculated at the rate of interest announced by Citibank from time to time as its prime rate from the date that payments to you should have been made under this Agreement.  Any reimbursement of fees, costs and disbursements to which you are entitled pursuant to this Section 20 shall be paid by the Company, if at all, on or before December 31 of the calendar year following the year in which you incurred the fees, costs and disbursements for which you are entitled to reimbursement.  The fees, costs and disbursements reimbursed in one calendar year will not affect the fees, costs and disbursements eligible for reimbursement by the Company in a different calendar year. The right to reimbursement under this Section 20 is not subject to liquidation or exchange for any other benefit.  It is expressly provided that the Company shall in no event recover from you any

15

attorneys’ fees, costs, disbursements or interest as a result of any dispute or legal proceeding involving the Company and you.

21.                               PAYMENT OBLIGATIONS ABSOLUTE.

Accuride’s obligation to pay you the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances; provided, however, that Accuride may apply amounts payable under this Agreement to any undisputed debts owed to the Company by you on your Termination Date.  Prior to Accuride applying any amounts payable under this Agreement to any debts owed, Accuride shall furnish notice to you specifying the debts owed to the Company and you shall have 15 days following your receipt of such notice, to notify Accuride that a dispute exists concerning such debt.  If Accuride has paid you more than the amount to which you are entitled under this Agreement, Accuride shall have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.

22.                               NO OTHER SEVERANCE OR TERMINATION PAYMENTS

You acknowledge and agree that the Basic Severance or the Change in Control Benefits are the only severance to which you will be entitled upon termination of your employment with the Company.  You agree that in the event that you are eligible for payment under any other severance plan of the Company, or pay-in-lieu-of-notice under any applicable laws, such as the WARN Act or similar state law, then your Basic Severance or the Change in Control Benefits under this Agreement will be reduced accordingly or, alternatively, amounts previously paid under this Agreement will be treated as having been paid to satisfy such other severance obligations.

23.                               ENTIRE AGREEMENT.

This Agreement sets forth the entire agreement between you and the Company concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether written or oral, by any officer, employee or representative of the Company concerning the subject matter of this Agreement.  Any prior agreements or understandings with respect to the subject matter set forth in the aforementioned agreements are hereby terminated and canceled.

24.                               STATUTORY REFERENCES.

All references to sections of the Securities Exchange Act of 1934 or the Code shall be deemed also to refer to any successor provisions to such sections.  All references to sections of the final regulations issued pursuant to Section 409A shall be deemed also to refer to any successor provisions of such regulations or rulings or other guidance that clarify such regulations.

25.                               DEFINITIONS.

A number of terms have been defined throughout this Agreement.  These defined terms are identified by the capitalization of the first letter of each word or the first letter of each

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substantive word of a phrase.  Whenever these terms are capitalized they shall be given the defined meaning.

26.                               PARTIES.

This Agreement is an agreement between you and Accuride.  In certain cases, though, obligations imposed upon Accuride may be satisfied by an Accuride Affiliate.  Any payment made or action taken by an Accuride Affiliate shall be considered to be a payment made or action taken by Accuride for purposes of determining whether Accuride has satisfied its obligations under this Agreement.

27.                               NO RIGHTS IN ANY PROPERTY OF COMPANY.

The undertakings of the Company constitute merely the unsecured promise of the Company to make payments as provided for herein.  No property of the Company shall, by reason of this Agreement, be held in trust for you, your spouse or any other person, and neither you nor your spouse or any other person shall have, by reason of this Agreement, any rights, title or interest of any kind in any property of the Company.

28.                               NOT AN EMPLOYMENT AGREEMENT.

Nothing in this Agreement shall be construed as an offer or commitment by the Company to continue your employment with the Company for any period of time.

29.                               FACILITY OF PAYMENT.

If the Company shall find that any person to whom any amount is payable hereunder is unable to care for his affairs, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Company may determine.

30.                               GOVERNING LAW.

This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana.  Venue for any cause of action arising under this Agreement shall be in Chicago, Illinois, USA.

31.                               AMENDMENTS.

This Agreement may be amended at any time by a written agreement executed by the Accuride and you.  No amendment that will result in a violation of Section 409A of the Code, or any other provision of applicable law, may be made to this Agreement and any such amendment shall be void ab initio.

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If you would like to participate in this special benefits program, please sign and return the extra copy of this letter which is enclosed.

Sincerely,

/s/ Benjamin C. Duster
Benjamin C. Duster
Chairman of the Compensation Committee
Accuride Corporation

ACCEPTANCE

I hereby accept this Severance and Retention Agreement and I agree to be bound by all of the provisions noted above.

/s/ Richard F. Dauch
Richard F. Dauch
Date:

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Exhibit 99.1

News Release	CORPORATION

7140 Office Circle
P.O. Box 15600
Evansville, IN 47716-0600

Investor Contact:	Chad Monroe
Phone:	(812) 962-5041

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Rick Dauch Named Accuride Corporation’s President & CEO

EVANSVILLE, Ind. — February 1, 2011 — Today, Accuride Corporation (NYSE: ACW) announced that Richard F. (Rick) Dauch has been appointed to serve as the Company’s President and Chief Executive Officer.  Dauch succeeds Bill Lasky who has served as Accuride’s Interim President and Chief Executive Officer since September 2008.  Lasky has also served as Chairman of the Board since January 2009 and will continue in that role.

“I have enjoyed serving as Interim President and CEO and working closely with Accuride’s strong management team throughout this very challenging economic cycle.  I am equally looking forward to supporting Rick and the Company as I continue in my role as Chairman,” said Lasky.  “Rick brings us extensive experience leading complex, global businesses, an in-depth understanding of manufacturing and supply chain systems, and proven leadership skills.  These make him highly qualified to lead Accuride into the upturn in the commercial vehicle industry, successfully taking us to the next level of performance and delivering exceptional results for all of our stakeholders.”

“Accuride is a financially solid company with market leading brands, a loyal customer base, and a strong foundation of world-class product and process technology.  I am excited to join the Accuride team and look forward to developing and executing a plan to selectively and profitably grow the Company,” said Dauch.

Dauch joins Accuride from Michigan-based Acument Global Technologies, an industry leader in mechanical fastening systems, where he had served as President and CEO since June 2008.  Dauch led an extensive restructuring of Acument, divesting non-strategic and under-performing operations, and virtually eliminating its debt, while simultaneously making critical investments and implementing LEAN systems across the remaining business units. Under his leadership, Acument emerged from the recent global recession financially and competitively strengthened.

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Prior to joining Acument, Dauch served as Executive Vice President of Worldwide Manufacturing for American Axle & Manufacturing (AAM), Inc., where he was responsible for the daily operations of 17 global manufacturing facilities and 10,000 employees.  In addition to serving as President of the Metal Formed Division, Dauch held a number of leadership roles within AAM during his 13-year tenure with the company, including Director of Strategic Planning, Vice President of Sales and Marketing, and Vice President of Investor Relations and Financial Planning.  Prior to AAM, Dauch led the specialty packaged products business of United Technologies’ Carrier Division.

Dauch’s corporate career was preceded by his service as an officer in the United States Army, including qualification as an Airborne Ranger and concluding with his assignment as a Light Infantry Company Commander in the 10th Mountain Division.  This service followed his graduation from the United States Military Academy at West Point with a bachelor’s degree in Engineering.  He later earned dual Master of Science degrees in Management and Engineering from Massachusetts Institute of Technology.

Dauch serves on the board of directors of the Original Equipment Suppliers Association, the Michigan Manufacturers Association, Spartan Motors, St. Joseph Mercy Oakland Foundation, and the West Point Army Football Club.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  The Company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components.  The Company’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM, FabcoTM, BrillionTM, and Highway Original®.  For more information, visit the Company’s website at http://www.accuridecorp.com.

Forward-Looking Statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results.  It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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